Exhibit 4.4

      , 2010

Global Hunter Securities, LLC

400 Poydras Street, Suite 1510

New Orleans, Louisiana 70130

Ladies & Gentlemen:

1.                                      As an inducement to Global Hunter Securities, LLC (“GHS”) to execute and act as Placement Agent under a Placement Agency Agreement proposed to be entered into with Lorus Therapeutics Inc. (the “Company”), pursuant to which an offering of common shares of the Company or any successor (by merger or otherwise) thereto (the “Securities”) will be made pursuant to an F-1 registration statement that is to be filed with the United States Securities Exchange Commission (the “Offering”) , the undersigned hereby agrees that during the period specified in paragraph 2 below (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the United States Securities and Exchange Commission, and will not enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or other securities, in cash or otherwise, (and each of the foregoing referred to as a “Transfer”) or, except as required by applicable law, publicly disclose the intention to make any such Transfer, without, in each case, the prior written consent of GHS, such consent not to be unreasonably withheld.

2.                                      The undersigned agrees that, without the prior written consent of GHS, not to be unreasonably withheld it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

3.                                      The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 90 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Placement Agency Agreement.

4.                                      Any Securities received upon exercise of options granted to the undersigned will also be subject to this Agreement.  Any Securities acquired by the undersigned in the open market after the Public Offering Date will not be subject to this Agreement.

5.                                      Notwithstanding the foregoing paragraphs 1, 2 and 3, the undersigned may

(a)                                 Transfer any or all of the Securities

(i)                                     as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, or

(ii)                                  to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value,

(iii)                               if the undersigned is a corporation, the corporation may transfer the Securities to any wholly owned subsidiary of such corporation, or

(iv)                              if the undersigned is an individual, to a corporation controlled by that individual provided that in any Transfer contemplated in (i), (ii), (iii) and (iv) above, it shall be a condition to the Transfer that the transferee execute a Lock-Up Agreement stating that the transferee is receiving and holding such Securities subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such Securities except in accordance with this Lock-Up Agreement.  For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin;

(b)                                 Transfer any or all of the Securities pursuant to a private transaction that is exempt from the prospectus and registration requirements of applicable securities laws;

(c)                                  if the undersigned is an individual, upon such individual ceasing to be a director of the Company or upon the death, termination of employment of or loss of office of such individual from the Company (provided that the individual is not, and will not be after such event, employed by a subsidiary of the Company), the undersigned or the executor of the undersigned’s estate (upon the death of the undersigned) may Transfer any or all of the Securities;

(d)                                 Transfer any or all of the Securities pursuant to a bona fide take over bid made to all shareholders of, or for a majority of the Securities of, the Company, or plan of arrangement involving the Company, or other similar acquisition transaction; and

(e)                                  pledge any or all of the Securities to a bank or other financial institution, for the purpose of giving collateral for a debt incurred in good faith.

6.                                      In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement

7.                                      This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.  This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[Name]

[Address]